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                                                                    EXHIBIT 99.1

Inland Steel Industries, Inc.
30 West Monroe Street
Chicago, Illinois 60603

Inland Steel Industries, Inc.                                News Release
--------------------------------------------------------------------------------
                                 For additional information: Patrick J. Unzicker
                                                             773-762-2153 x3206
For Immediate Release
---------------------

        Inland Steel Industries Reports Fourth Quarter and 1998 Results

     Chicago, IL (January 25, 1999) - Inland Steel Industries, Inc. (NYSE: IAD), today reported net income of $11.1 million, or $.46 per diluted share, for the quarter ended December 31, 1998. The company earned $5.6 million, or $.22 per diluted share, from continuing operations. During the quarter, the company recognized an extraordinary after-tax loss of $10.1 million from the early retirement of its ESOP notes.

     For the full year 1998, net income totaled $550.9 million or $13.02 per diluted share. The company earned $47.7 million, or $.99 per diluted share, from continuing operations and $13.8 million from discontinued operations, or $.33 on a diluted per share basis. In 1998, the company realized a $510.8 million after-tax gain from the July 16, 1998, sale of its wholly owned steel manufacturing subsidiary, Inland Steel Company. In addition, Inland recognized an extraordinary after-tax loss of $21.4 million from the early retirement of the 10.23% subordinated voting note and ESOP notes.

     During the quarter and in connection with the early retirement of the company's ESOP notes, the company also redeemed its remaining 1.8 million shares of Series E Preferred Stock. The debt retirement and preferred share redemption totaled $130.5 million.

                                      ###

Inland Steel Industries is the holder of stock representing approximately 87% of the economic interest in Ryerson Tull, Inc. (NYSE: RT) which is, in turn, the sole stockholder of Joseph T. Ryerson & Son, Inc. and J.M. Tull Metals Company, Inc. Ryerson and Tull are leading steel service, distribution and materials processing organizations. Ryerson Tull, Inc. is the largest metals service center in the United States based on revenues, with 1998 sales of $2.8 billion and a current U.S. market share of approximately 10%, based on Ryerson Tull, Inc.'s analysis of data prepared by the Steel Service Center Institute. Ryerson Tull, Inc. distributes and processes metals and other materials throughout the continental United States.
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            INLAND STEEL INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                       Selected Income Data - Unaudited
                       --------------------------------
                      (Dollars  and Shares in Thousands)


                                                                1998                                        Year Ended
                                                   ------------------------------        1997               December 31
                                                      Fourth             Third          Fourth      ---------------------------
                                                     Quarter            Quarter         Quarter         1998           1997
                                                   -----------        -----------     -----------   ------------   ------------

NET SALES                                           $628,469           $688,503        $686,652      $2,782,744     $2,803,980

    Cost of materials sold                           489,069            539,107         528,227       2,156,992      2,177,956
                                                   -----------        -----------     -----------   ------------   ------------

    Gross profit                                     139,400            149,396         158,425         625,752        626,024

    Operating expenses                               128,776            121,486         127,028         502,490        483,033
    Depreciation and amortization                      7,761              8,606           6,438          33,179         27,698
    Gain on sale of assets                            (5,899)                --              --          (5,899)        (8,929)
    Pension curtailment gain                              --                 --          (8,900)             --         (8,900)
                                                   -----------        -----------     -----------   ------------   ------------

OPERATING PROFIT                                       8,762             19,304          33,859          95,982        133,122

    Other revenue and expense,
     including interest income                         2,288              7,467           5,462          20,599         26,723
    Interest and other expense on debt                (6,156)            (8,162)         (9,749)        (33,563)       (40,341)
                                                   -----------        -----------     -----------   ------------   ------------

INCOME BEFORE INCOME TAXES                             4,894             18,609          29,572          83,018        119,504

    Provision for income taxes                          (562)             7,924          11,706          30,610         46,577
                                                   -----------        -----------     -----------   ------------   ------------

INCOME BEFORE MINORITY INTEREST                        5,456             10,685          17,866          52,408         72,927

    Minority interest in Ryerson Tull, Inc.             (184)               644           2,125           4,730          8,442
                                                   -----------        -----------     -----------   ------------   ------------

INCOME FROM CONTINUING OPERATIONS                      5,640             10,041          15,741          47,678         64,485

    Discontinued operations (net of tax):
     Income (loss) from operations                        --             (4,355)          1,926          13,836         54,796
     Gain on sale                                     15,570            495,221              --         510,791             --
                                                   -----------        -----------     -----------   ------------   ------------

INCOME BEFORE EXTRAORDINARY LOSS                      21,210            500,907          17,667         572,305        119,281

    Extraordinary loss on early
     retirement of debt                              (10,144)           (11,237)             --         (21,381)            --
                                                   -----------        -----------     -----------   ------------   ------------

NET INCOME                                           $11,066           $489,670         $17,667        $550,924       $119,281
                                                   ===========        ===========     ===========   ============   ============


INCOME PER SHARE OF COMMON STOCK

    Basic                                              $0.47             $12.72           $0.31          $13.79          $2.25
                                                   ===========        ===========     ===========   ============   ============

    Diluted                                            $0.46             $12.02           $0.30          $13.02          $2.13
                                                   ===========        ===========     ===========   ============   ============

Dividends on preferred stock                            $759             $1,650          $2,280          $6,952         $9,126

Net income applicable to common stock                $10,307           $488,020         $15,387        $543,972       $110,155

Average shares of common stock                        21,796             38,373          48,932          39,449         48,887


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